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                                                                    EXHIBIT 21.1

Subsidiaries of Captura Software, Inc.

1.   Captura Asia Pacific PTY Limited, an Australian subsidiary

2. Captura Software International Limited (Captura UK), a United Kingdom subsidiary

3.   Captura Software SARL (Captura France), a French subsidiary